CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #18 and Amendment #19 to the Registration Statement on Form N-1A of Aristotle Funds Series Trust and to the use of our report dated May 23, 2025 on the financial statements and financial highlights of the Aristotle Core Income Fund, Aristotle Core Bond Fund (formerly, Aristotle ESG Core Bond Fund), Aristotle Short Duration Income Fund, Aristotle Strategic Income Fund, Aristotle Ultra Short Income Fund, each a series of Aristotle Funds Series Trust appearing in Form N-CSR for the year ended March 31, 2025, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 5, 2025